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Exhibit 99.1

Press Release For Immediate Release

Beazer Homes USA, Inc. Reports August Home Orders

Atlanta, Georgia, September 4, 2002—Beazer Homes USA, Inc. (NYSE:BZH) (www.beazer.com) today released preliminary unit net orders for the one-month and two-month periods ended August 31, 2002.

	New Orders (Units) for the Month Ended August 31,
	Beazer 2002	Crossmann 2002	Total 2002	Beazer 2001	% Change
Southeast	310	127	437	315	38.7%
West	414	—	414	335	23.6%
Central	118	—	118	92	28.3%
Mid-Atlantic	102	—	102	116	(12.1)%
Midwest	—	321	321	—	n/a

Total	944	448	1,392	858	62.2%

	New Orders (Units) for the Two Months Ended August 31,
	Beazer 2002	Crossmann 2002	Total 2002	Beazer 2001	% Change
Southeast	599	234	833	587	41.9%
West	778	—	778	642	21.2%
Central	246	—	246	202	21.8%
Mid-Atlantic	195	—	195	236	(17.4)%
Midwest	—	603	603	—	n/a

Total	1,818	837	2,655	1,667	59.3%

New orders for the one-month and two-month periods ended August 31, 2002, include orders from Crossmann Communities, Inc., which Beazer acquired effective April 17, 2002. On a pro forma basis, new orders for the one-month and two-month periods ended August 31, 2001, including Crossmann's orders would have been 1,141 and 2,385 respectively.

Beazer Homes USA, Inc., based in Atlanta, Georgia, is one of the country's ten largest single-family homebuilders with operations in Arizona, California, Colorado, Florida, Georgia, Indiana, Kentucky, Maryland, Mississippi, Nevada, New Jersey, North Carolina, Ohio, Pennsylvania, South Carolina, Tennessee, Texas and Virginia. Beazer Homes also provides mortgage origination and title services to its homebuyers.

Contact:	David S. Weiss, Executive Vice President and Chief Financial Officer
(404) 250-3420 dweiss@beazer.com

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  Exhibit 99.1